Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8000 | fax 202.663.8007

December 23, 2010

CAMAC Energy Inc.
250 East Hartsdale Ave.
Hartsdale, New York 10530

Ladies and Gentlemen:

We are acting as counsel for CAMAC Energy Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) up to 9,319,102 shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Shares”), (ii) warrants (the “Warrants”) to purchase up to 4,939,124 shares of Common Stock, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Warrant Shares”), and (iii) the Warrant Shares, pursuant to the Registration Statement on Form S-3 (No. 333-163869) (such Registration Statement, as amended from time to time, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and related prospectus, dated February 3, 2010, as supplemented by the prospectus supplement dated December 21, 2010 relating to the offer and sale of the Shares, the Warrants and the Warrant Shares (as so supplemented, the “Prospectus”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. Based on the foregoing, we are of the opinion that:

1.    The Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

2.    The Warrants have been duly authorized and, when duly executed and delivered by the Company and issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

December 23, 2010

3.    The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with the provisions of the Warrants and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP